CONFIDENTIAL MEMORANDUM

DATE:	SEPTEMBER 30, 2005
TO:	BRENT LOKASH
CC:	DOUG MASON
FROM:	BRUCE MORLEY
RE:	Consulting Agreements and Lease Negotiations

Further to the directors meeting on Thursday, September 29, 2005, the following summarizes the terms agreed to by the parties with respect to certain amendments to the consulting/legal services agreements (collectively, the “Agreements”) between Clearly Canadian and Criterion Capital Corporation (Doug Mason’s company) and Bruce E. Morley Law Corporation (Bruce Morley’s company), as well as the terms agreed to with respect to Clearly Canadian’s lease (the “Lease”) with Beachfront Enterprises Limited Partnership (“Beachfront”). The terms summarized below are subject to the parties completing definitive agreements with proper consideration of any applicable tax and securities issues.

1. Agreements with Criterion Capital Corporation (“Criterion”) and Bruce E. Morley Law Corporation (“Law Corp”)

Clearly Canadian currently has Agreements, as amended, with Criterion and Law Corp which provide in part for the following termination compensation as of December 31, 2005:

Criterion:	The payment of $ 200,000 US and the issuance of 150,000 fully vested stock options at an exercise price of $ 1.00 US per share

Law Corp:	The payment of $ 150,000 US and the issuance of 100,000 fully vested stock options at an exercise price of $ 1.00 US per share

Criterion and Law Corp are willing to amend the current Agreements to provide for the following compensation, in lieu of the termination compensation referred to above:

Agreement with Criterion:

1)	The issuance of 100,000 shares and the payment of $67,000US.

2)	Clearly Canadian’s shares are presently trading at approximately $1.20US per share, however, for the purposes of the amendment with Criterion, the shares issued to Criterion will be valued by Clearly Canadian at a deemed price of $2.00US per share. Accordingly, if Clearly Canadian’s shares are trading at less than $2.00US per share by January 2, 2006 (based on the 10 trading day average preceding January 2, 2006), Clearly Canadian will pay Criterion the difference between the average trading price as of January 2, 2006 and $2.00US per share, which payment can, at the election of Clearly Canadian, be made in cash or in shares (based on the 10 trading average preceding January 2, 2006) and such cash or share payment is to be paid to Criterion by January 6, 2006.

3)	With respect to Criterion’s 150,000 stock options, one-third thereof (50,000 options) are to vest at this time with the remaining two-thirds of such options (100,000 options) (the “Remaining Criterion Options”) to vest if Clearly Canadian is “profitable” (based on normalized EBITDA, to be defined). Specifically, in order for the Remaining Criterion Options to vest, Clearly Canadian will need to be profitable for the month of July, 2006 (ie. following completion of the first six months of the 2006 year) and Clearly Canadian will need to maintain such profitability by being profitable for the third quarter of 2006 (ie. for the quarter ended September 30, 2006). If Clearly Canadian is not profitable for July 2006 and for the third quarter of 2006, then the Remaining Criterion Options shall be surrendered to the Company by Criterion. However, if Clearly Canadian terminates its agreement with Criterion for any reason prior to September 30, 2006, then the Remaining Criterion Options shall vest as of the date of such termination and, in accordance with the terms of Clearly Canadian’s stock option plan, will expire 12 months from the date of such termination if not exercised.

Agreement with Law Corp:

1)	The issuance of 75,000 shares and the payment of $58,500Cdn.

2)	Clearly Canadian’s shares are presently trading at approximately $1.20US per share, however, for purposes of the amendment with Law Corp, the shares issued to Law Corp will be valued by Clearly Canadian at a deemed price of $2.00US per share. Accordingly, if Clearly Canadian’s shares are trading at less than $2.00US per share by January 2, 2006 (based on the 10 trading day average preceding January 2, 2006) Clearly Canadian will pay Law Corp the difference between the average trading price as of January 2, 2006 and $2.00US per share, which payment can, at the election of Clearly Canadian, be made in cash or shares (based on the 10 trading day average preceding January 2, 2006) and such cash or share payment is to be paid to Law Corp by January 6, 2006.

3)	With respect to the 100,000 stock options, one-third thereof (33,334) are to vest at this time with the remaining two-thirds of such options (66,666 options) (the “Remaining Law Corp Options”) to vest if Clearly Canadian is “profitable” (based on normalized EBITDA, to be defined). Specifically, in order for the Remaining Law Corp Options to vest, Clearly Canadian will need to be profitable for the month of July, 2006 (ie. following completion of the first six months of the 2006 year) and Clearly Canadian will need to maintain such profitability by being profitable for the third quarter of 2006 (ie. for the quarter ended September 30, 2006). If Clearly Canadian is not profitable for July 2006 and for the third quarter of 2006, then the Remaining Law Corp Options shall be surrendered to the Company by Law Corp. However, if Clearly Canadian terminates its agreement with Law Corp for any reason prior to September 30, 2006, then the Remaining Law Corp Options shall vest as of the date of such termination and, in accordance with the terms of Clearly Canadian’s stock option plan, will expire 12 months from the date of such termination if not exercised.

Ongoing Consulting Fees Payable to Criterion and to Law Corp:

In consideration of Criterion and Law Corp agreeing to enter into amendments to the Agreements, Clearly Canadian has also agreed to provide for a continuation of consulting/legal services from Criterion and Law Corp in 2006, the terms of which are as follows:

Consulting Agreement with Criterion:

Effective October 1, 2005, Clearly Canadian will pay Criterion the sum of $10,000US per month, plus applicable taxes etc., payable semi monthly. This consulting fee will continue through to December 31, 2005. As of January 1, 2006, the monthly fee payable to Criterion by Clearly Canadian will be $10,000US, comprised of $5,000US in cash and $5,000US in Clearly Canadian shares (the number of shares to be issued per month will be based upon the average of the 10 trading days preceding the end of each month). As well, Clearly Canadian will continue to include Doug Mason/Criterion in the medical, dental, disability and insurance benefit programs etc. that Clearly Canadian presently provides. If at any time during 2006 Clearly Canadian wishes to terminate the ongoing consulting agreement with Criterion, Clearly Canadian will be required to pay Criterion the sum of $20,000US (ie. equal to 60 days notice), and such payment must accompany Clearly Canadian’s termination notice to Criterion.

Legal Services Agreement with Law Corp:

Law Corp’s current reduced fees under the Agreement (namely, $14,080Cdn, plus applicable taxes) will continue until December 31, 2005, however, effective January 1, 2006 Clearly Canadian will pay Law Corp the sum of $10,000Cdn per month, plus applicable taxes etc., payable semi monthly. As well, Clearly Canadian will continue to include Bruce Morley/Law Corp in the medical, dental, disability and insurance benefit programs etc. that Clearly Canadian presently provides. If at any time in 2006 Clearly Canadian wishes to terminate the ongoing legal services agreement with Law Corp, Clearly Canadian will be required to pay Law Corp the sum of $20,000Cdn (ie. equal to 60 days notice), and such payment must accompany Clearly Canadian’s termination notice to Law Corp.

2. Clearly Canadian’s Lease with Beachfront

Clearly Canadian has indicated that is wishes to vacate its current premises on or before December 31, 2005 notwithstanding the fact that Clearly Canadian’s lease with Beachfront has a term which does not expire until September 30, 2006.

In order to provide for an early surrender and termination of the Beachfront lease, Clearly Canadian has agreed to pay Beachfront the current rent and all other monies owing under the lease through to and including December 31, 2005. If Clearly Canadian elects to vacate the premises prior to December 31, 2005, then Clearly Canadian shall be required to pay any remaining compensation in advance of leaving the premises. Additionally, as part of the compensation payable to Beachfront, Clearly Canadian has agreed to issue to Beachfront 50,000 shares (as part of the compensation to Beachfront for having to release the premises prior to expiry of the Clearly Canadian lease). For purposes of this amendment with Beachfront, such shares shall be issued at this time and are based on a deemed price of $2.00US per share, and accordingly, if Clearly Canadian’s shares are trading at a price which is less than $2.00US per share as of January 2, 2006 (based on the 10 trading days preceding January 2, 2006), Clearly Canadian will be required to pay Beachfront the difference between the value, as of January 2, 2006, and $2.00US per share, which payment can, at the election of Clearly Canadian, be made in cash or in shares (based on the 10 trading day average preceding January 2, 2006) and such cash or share payment is to be paid to Beachfront by January 6, 2006.

Brent, I trust that you will find the above to be an accurate summary of the terms agreed to by the parties.

The parties agree to execute and deliver such further and other agreements or documents and to cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to the terms, conditions, intent and meaning of the transactions and agreements referred to herein.

The above terms are agreed to by the parties as of the 30th of September, 2005.

Clearly Canadian Beverage Corporation		Criterion Capital Corporation
By	/s/ Brent Lokash	By	/s/ Douglas L. Mason

Authorized Signatory		Authorized Signatory

Bruce E. Morley Law Corporation
		By	/s/ Bruce Morley

Authorized Signatory

P:/WORD/2005/memos/BlokashreAgreements2